------                                     -------------------------------------
FORM 4                                                 OMB APPROVAL
------                                     -------------------------------------
[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:          September 30, 1998
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
                                           -------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
================================================================================
1.  Name and Address of Reporting Person*

    Ryan            Scott           W.
--------------------------------------------------------------------------------
    (Last)         (First)       (Middle)

    111 Presidential Blvd., #246
--------------------------------------------------------------------------------
    (Street)

    Bala Cynwyd     PA             19004
--------------------------------------------------------------------------------
    (City         (State)         (Zip)
================================================================================
2.  Issuer Name and Ticker or Trading Symbol

    Reconditioned Systems, Inc.
    RESY
================================================================================
3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)

================================================================================
4.  Statement for Month/Year

    December 1997
================================================================================
5.  If Amendment,
    Date of Original
    (Month/Year)

================================================================================
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


    -------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
================================================================================

=====================================================================================================================
                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
=====================================================================================================================
1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature of
   (Instr. 3)            action     action       or Disposed of (D)          Securities       ship         Indirect
                         Date       Code         (Instr. 3, 4 and 5)         Beneficially     Form:        Beneficial
                         (Month/    (Instr. 8)                               Owned at         Direct       Owner-
                         Day/       ----------   ------------------------    End of Month     (D) or       ship
                         Year)                             (A) or          (Instr. 3 and 4)  Indirect(I)  (Instr. 4)
                                    Code    V      Amount    (D)    Price                    (Instr. 4)
---------------------------------------------------------------------------------------------------------------------
Common Stock           12-19-97      P             91,933     A     $1.50      204,929           D
---------------------------------------------------------------------------------------------------------------------
=====================================================================================================================

============================================================================================
       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
============================================================================================
1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V     (A)         (D)
--------------------------------------------------------------------------------------------
 Director Stock Option
(Right to Buy)             $1.00         n/a         n/a     n/a    n/a         n/a
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount of    8. Price   9.  Number    10.Owner-  11. Nature
   cisable and         Underlying Securities     of          of Deriv-    ship        of
   Expiration          (Instr. 3 and 4)          Deriv-      ative        Form of     Indirect
   Date (Month/                                  ative       Securities   Deriv-      Benefi-
   Day/Year)                                     Security    Bene-        ative       cial
   ----------------    -----------------------   (Instr.5)   ficially     Security:   Owner-
   Date     Expira-                  Amount or               Owned at     Direct (D)  ship
   Exer-    tion          Title      Number of               End of Month or Indirect (Instr.4)
   cisable  Date                     Shares                  (Instr. 4)   (I)(Instr.4)
-----------------------------------------------------------------------------------------------
* 8/19/96   8/19/05    Common Stock    n/a         n/a       100,000         D            n/a
-----------------------------------------------------------------------------------------------
===============================================================================================

Explanation of Responses:
*  Subject to one year locking on underlying shares.

                                /s/ Scott W. Ryan                    1/9/98
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2